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3/26/2002                                            1

                            CD EXPLORATION AGREEMENT

        This CD Exploration Agreement is made and entered into this 15th day of August, 2001, by and between Shama Zoe Limited Partnership ("Shama Zoe"), a Colorado limited partnership whose address is 7128 South Poplar Lane, Englewood, Colorado 80112; Pannonian Energy, Inc. ("Pannonian"), a Delaware corporation whose address is 14 Inverness Drive East, Suite H-236, Englewood, Colorado 80112; and Burlington Resources Oil & Gas Company LP by BROG GP Inc., its sole General/Partner ("Burlington"), whose address is 3300 North "A" Street, Midland, Texas 79705-5406. Shama Zoe was formerly known as Shama Kafar Limited Partnership, and certain lease files and other official property records do not yet reflect the name change from Shama Kafar Limited Partnership. For the avoidance of doubt, however, reference in this Agreement to Shama Zoe and its properties shall always include Shama Kafar and its properties. Shama Zoe and Pannonian are collectively referred to in this Agreement as the "Participants."

        Shama Zoe is the owner of a substantial portion of the oil and gas leasehold interests committed to the CD Unit, a federal exploratory unit covering lands in Sublette County, Wyoming. By an unrecorded Farmout Agreement dated as of April 1, 2001, Shama Zoe granted Pannonian the right to earn interests in the leases owned by Shama Zoe in the CD Unit by drilling up to two wells, the first of which has already been drilled and completed by Pannonian.


        The Participants would like Burlington to obtain, process and interpret new seismic data from lands within the CD Unit. Burlington is willing to perform this work if by so doing it may earn the right to acquire certain interests in the Leases under the terms and conditions hereinafter set forth.


        NOW THEREFORE, in consideration of the premises, the mutual covenants, and the agreements hereinafter set forth to be kept and performed, and subject to all of the terms, provisions, conditions and reservations set forth herein, the Participants and Burlington agree to the following:

1.      DEFINITIONS

        For purposes of this Agreement, the following terms shall have the following meanings:

               "Agreement" means this CD Exploration Agreement between the Participants and Burlington.

               "AMI Acreage" means a Lease or Interest acquired by either Participants or Burlington after the date of this Agreement.

               "Base of the Fort Union Formation" means the stratigraphic equivalent of 7,173 feet as identified on the Gamma Ray, Spontaneous Potential
(SP) and the Resistivity curves for the Ultra Resources Cottonwood Federal #32-33 well located in the SW/4 NE/4 of Section 33, Township 32 North, Range 111 West, Sublette County, Wyoming.

               "Base of the Lance Formation" means the stratigraphic equivalent of 10,395 feet as identified on the Gamma Ray, Spontaneous Potential (SP) and Resistivity curves for the Ultra Resources Cottonwood Federal #32-33 well located in the SW/4 NE/4 of Section 33, Township 32 North, Range 111 West, Sublette County, Wyoming.

               "Checkerboard Configuration" means a pattern of alternating sections being entirely odd numbered sections or entirely even numbered sections.

               "Commercial Producer" means production from a well in quantities sufficient to qualify under the "Yates Decision" as determined by the Bureau of Land Management which is to yield a return in excess of the costs of production and marketing, including taxes, royalty, lifting, compression, treating, marketing and transportation costs. In determining whether a well is producing in commercial quantities, one shall not consider whether the party or parties drilling

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the well will recover costs associated with drilling, testing, completing and equipping a well through the tank battery or pipeline connections, or remedial work or reworking of a well during its productive life. Likewise any expenses incurred in connection with acquiring this Agreement or any Leases, or any costs related to district or home office overhead or employee costs, shall not be considered in determining whether a well is producing in commercial quantities. The intent of the parties hereto is that only those expenses directly incurred in connection with actual operations on the particular well involved will be considered in determining whether a well is producing in commercial quantities. The standard by which commercial quantities is measured shall also include a determination of whether or not under all of the relevant circumstances a reasonably prudent operator would, for the purpose of making a profit and not merely for speculation, continue to operate the well in the manner in which the well in question is operated, with the period of time to be considered in connection with making such a determination to be reasonable in relation to the context of this Agreement.

               "Designation of Agent" means the instrument designating a party, other than the unit operator, as operator of a specific well.

               "Economic Quantities of Hydrocarbons" means a well Participants believe can produce oil and/or gas in quantities sufficient to repay the cost of drilling, completing, and producing operations with a reasonable profit.

               "Environmental Claim" means any claim, demand or cause of action asserted by any governmental body or any person relating to sickness, disease or death, property damage or damage to the environment resulting from the transport or Release within the CD Unitized Area of any chemical or Hazardous Material or emission into the environment.

               "Environment" means surface and subterranean waters, land surface, subsurface strata, air, wildlife, aquatic species, and vegetation.

               "Environmental Laws" means all federal, state and local laws, statutes, ordinances, now or hereafter in effect, as may be amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the regulation and protection of human health, safety or the environment, including without limitation laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, the Resources Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Clean Water Act, as amended, the Oil Pollution Control Act, as amended, the Oil Pollution Act of 1990, as amended, and the Endangered Species Act, as amended.

               "Fort Union Formation" means the stratigraphic interval from 2,989 feet to 7,173 feet as identified on the Gamma Ray, Spontaneous Potential
(SP) and the Resistivity curves for the Ultra Resources Cottonwood Federal #32-33 well located in the SW/4 NE/4 of Section 33, Township 32 North, Range 111 West, Sublette County, Wyoming.

               "Hazardous Material" means any material, including without limitation naturally occurring or radioactive materials, the emission, Release, transportation, use, presence or disposal of which is regulated by or which may be remediated under any Environmental Law.

               "Incremental Costs" means the costs to drill to 50' below the base of the Fort Union Formation in an under-balanced manner, including but not limited to air, corrosion chemicals, parasite string equipment, and an intermediate casing string, if required for hole integrity or to conduct production testing in the Fort Union Formation minus the costs to drill such well in a conventional manner.


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               "Interest" means unleased mineral interest, contractual operating rights, or other rights or partial interests therein, or any other grant, agreement or arrangement which authorizes the owner thereof to explore for, produce, save and market oil and gas, including top leases, farmout agreements or any other type of agreement under which the right to explore and/or develop a portion of the lands included in the AMI can be earned.

               "Lance Formation" means the stratigraphic interval from 7,173 feet to 10,395 feet as identified on the Gamma Ray, Spontaneous Potential (SP) and Resistivity curves for the Ultra Resources Cottonwood Federal #32-33 well located in the SW/4 NE/4 of Section 33, Township 32 North, Range 111 West, Sublette County, Wyoming.

               "Lease" means an oil and gas lease committed to the CD Unit, but only to the extent that the lands covered thereby are within the CD Unitized Area.

               "Lease Burden" means all burdens, including, without limitation, any royalty, overriding royalty, production payment, net profits interest, carried interest, reversionary interest or other charge upon a leasehold interest or the production therefrom.

               "CD Unit" means the federal exploratory unit created by the CD Unit Agreement.


               "CD Unit Agreement" means the federal exploratory unit agreement that unitizes the lands covered by this Agreement.


                "Option Well(s)" means a Lance Formation test well drilled pursuant to this Agreement.

               "Objective Depth" means the projected total depth of the well as defined in the drilling proposal of the party or parties proposing the drilling of such well.

               "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, disbursal, leaching or migration into the environment or into or out of any property, including the movement of Hazardous Material through or in the air, soil or water.


               "Second Unit Obligation Well" means the second obligation well required under the terms of the CD Unit Agreement ( the first unit obligation well has been drilled by Alpine Oil and Gas)

               "Seismic Commitment" means the number of line miles of new seismic data Burlington will acquire under this Agreement.


               "Subsequently Created Burden" means a Lease Burden which is created by a party subsequent to the party's acquisition of the Lease or Interest which is subject to the burden.

               "Top of the Lance Formation" means the stratigraphic equivalent of 7,173 feet as identified on the Gamma Ray, Spontaneous Potential (SP) and the Resistively curves for the Ultra Resources Cottonwood Federal #32-33 well located in the SW/4 NE/4 of Section 33, Township 32 North, Range 111 West, Sublette County, Wyoming.

        "Unitized Area" means the total land area covered by the CD Unit Agreement.

2.      SEISMIC


        Burlington will conduct, at its sole risk and expense, a seismic program to acquire new seismic data as set forth in this Article 2 and identified in red on Exhibit "A" within the CD Unitized Area. Burlington will acquire approximately 13 line miles of new seismic data as part of its Seismic Commitment within the CD Unitized Area. Burlington will pay for all costs and will own the data. Burlington will attempt to permit, shoot and acquire such seismic data no later than November 15, 2001. Burlington shall complete the, processing and interpretation of the acquired seismic data by February 1, 2002. In the event Burlington is unable to permit, shoot and acquire the 2-D seismic data in its entirety by November 15, 2001 because of delays in permitting and winter range stipulations, Burlington will resume acquisition of the seismic data as soon as possible after April 30, 2002 and complete acquisition of the



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 remaining data by June 15, 2002. Burlington shall complete the processing and interpretation of any seismic data acquired after April 30, 2002, if any, by August 30, 2002. Burlington will advise the Participants, in writing, of contemplated parameters prior to acquisition and processing of the data. Burlington will manage all phases of the seismic program and will present prints, Mylar and tapes of the final stack seismic sections and migrated versions; copies of all field data, including digital field reels, observers note, surveyors notes, and shot hole drill logs (if dynamite sourced to each of the Participants within 30 days after Burlington's receipt thereof. Upon fourteen (14) days written request Participant shall have the right to review and receive a copy of Burlington's current interpretation of the seismic results. All data provided under the Unitized Area shall include a complete image, whether stacked or migrated. The Participants' use of such data will be governed by the License Agreement attached hereto as Exhibit "B."


        The Participants agree that the information and data furnished hereunder shall not be disclosed, traded, transferred, sold, loaned or otherwise made available in any form to any third party, provided that:

(a) data may be made available by a Participants to contractors, consultants, and engineering firms hired by such Participants for the purpose of evaluation of the data for the Participant's internal use;

(b) data may be made available by a Participants in the Participant's offices to a third party evaluating the possible acquisition of all or a portion of the Participant's interest subject to this Agreement;

(c) data may be shown to, and copies thereof provided to, governmental agencies having jurisdiction to the extent required by applicable law or regulation, provided that if a Participants discloses the same, such Participants shall promptly advise Burlington, in writing, the full details of each demand, order or request for such data, to whom disclosure is to be made, and the law or regulation requiring disclosure, and shall take all actions and assist in taking all actions as permitted by applicable laws and regulations to object to such disclosures and require the confidential treatment of the data which must be disclosed:

(d) Participants may not show, trade, sell or otherwise disclose the data to any person or party not permanently employed by such Participants, without the express written consent of Burlington, except as provided for in subparagraphs
(a) and (b) above.


        Notwithstanding any of the foregoing, in the event such data is shown to any third party by a Participants, the third party must execute a written contract agreeing to be bound by the confidentiality provisions of this Agreement. Each Participant shall maintain all information and data furnished or made available to it in strictest confidence, and shall not permit any third party to review such data except in accordance with the terms hereof.

         BURLINGTON DOES NOT MAKE ANY GUARANTEE AS TO THE ACCURACY OF THE SEISMIC DATA AND DISCLAIMS ALL IMPLIED WARRANTIES INCLUDING FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY. PARTICIPANTS WILL HAVE SOLE RESPONSBILITY FOR ANY ACTIONS TAKEN BY IT, OR BY OTHERS RELYING ON ITS ADVICE, BASED ON THE SEISMIC DATA AND INTERPRETATIONS.

        For any mile of seismic Burlington shoots that is less than the Seismic Commitment, as of June 15, 2002, Burlington will pay Participants the sum of $10,000 per line mile, however the payment will satisfy Burlington's Seismic Commitment under this Agreement.


3.      SECOND UNIT OBLIGATION WELL

         The CD Unit Agreement requires a Second Unit Obligation Well be commenced on or before December 31, 2001. The unit agreement also requires the well be drilled to at least a depth of 50 feet below the base of the Fort Union Formation using an under-balanced method which allows for production of formation fluids while drilling. Prior to commencing operations for the Second Unit Obligation Well, Burlington will meet with the


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 Bureau of Land Management office in Casper, Wyoming to present Burlington's under-balanced method to be used while drilling the Fort Union Formation in the Second Unit Obligation Well.


         Burlington will commence operations for the Second Unit Obligation Well on or before November 30, 2001. Participants agree to pay Burlington the Incremental Costs to drill the Fort Union Formation using the under-balanced method set forth above. After Burlington has drilled the Second Unit Obligation Well or substitute well, if any, to a depth of 50 feet below the Base of the Fort Union Formation Burlington will prepare an invoice for the Incremental Costs. Participants will deliver payment to Burlington for the Incremental Costs within 30 days after receipt of Burlington's invoice for such costs. Except to the extent that Participants are specifically responsible for costs under the express terms of this Article 3, the Second Unit Obligation Well shall be drilled and completed at Burlington's sole risk and expense.


         When Burlington has drilled the Second Unit Obligation Well to a depth of 50 feet below the base of the Fort Union Formation, Burlington will suspend its drilling operation and immediately notify Participants. Participants will have 24 hours from receipt of such notice to elect to test or attempt a completion in the Fort Union Formation. Such election shall be made to Burlington in writing prior to the expiration of the 24 hour election period with specific instructions for the operation(s) Participants desire to conduct. Burlington will conduct the requested operation(s) on behalf of Participants. However, Participants will bear the entire cost, risk and expense of any such operation(s) conducted by Burlington in the Second Unit Obligation Well on behalf of Participants in the Fort Union Formation after Burlington has drilled to a depth of 50 feet below the base of the Fort Union Formation. Participants agree to pay such costs within 30 days after receipt of Burlington's invoice for such operation(s).

         If Participants elect not to test or attempt a completion in the Fort Union Formation or if Participants fail to notify Burlington of Participant's election prior to the expiration of the 24 hour election period, Burlington may, at its option, resume drilling and continue such operation until the Base of the Lance Formation has been penetrated in the Second Unit Obligation Well.


         If Participants elect to complete the Second Unit Obligation Well in the Fort Union Formation and if such completion results in production of Economic Quantities of Hydrocarbons, Participants shall notify Burlington of such event and of Participants' intention to produce oil and or gas from the Fort Union Formation. Burlington will, within a reasonable time after receipt of such notice, deliver to Participants an itemized statement of Burlington's costs to drill the Second Unit Obligation Well to a depth of 50 feet below the Base of the Fort Union Formation. Participants will, within 30 days after receipt of such notice, reimburse Burlington for such costs plus any other costs paid by Burlington and not yet reimbursed by Participants, including but not limited to the drilling, testing, evaluating and completion of the Second Unit Obligation Well in the Fort Union Formation. Burlington will operate the Second Unit Obligation Well on behalf of Participants pursuant to the terms of the Operating Agreement for the CD Unit, unless after completion, Participants provide Burlington written notice that the Participants desire to operate such well. In such event, Burlington will provide Participants with an executed Designation of Agent allowing Participants to operate said well under the terms of the CD Unit Agreement.

         If Participants elect to complete the Second Unit Obligation Well in the Fort Union Formation and fail to obtain production of Economic Quantities of Hydrocarbons, then Participants shall notify Burlington of such event and of Participants' desire to discontinue such completion operations. Burlington will have 24 hours after receipt of this notice in which to elect either (i) to resume drilling and continue drilling at Burlington's sole expense until the Base of the Lance Formation has been penetrated in the Second Unit Obligation Well or (ii) to plug and abandon the well at Participants' sole expense.

         It is understood, and Participants agree Burlington may, at its option, drill the Second Unit Obligation Well deeper than the Lance Formation.


4.       OPTION WELLS

        By conducting the seismic program set forth in Article 2 and drilling the Second Unit Obligation Well set forth in Article 3 of this Agreement, Burlington will earn the right and option to drill Option Wells at its sole risk and expense to test the Lance Formation on lands


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covered by the Leases. Burlington shall have the right and option to drill
Option Wells at any time consistent with the plan of development and operation as then in effect for the CD Unit. Burlington is under no obligation to drill any Option Well, but it must provide written notice to Participants stating whether it elects to drill an Option Well no later than 60 days before a well commencement date required by the CD Unit Agreement or the Plan of Development then in effect for the CD Unit. If Burlington makes a timely written notice to drill the well, then Burlington shall thereafter be contractually bound to drill the well. If Burlington sends a written notice that it does not elect to drill the well, or if no written notice is timely received by Participants, then Burlington shall conclusively be deemed to have surrendered and given up all of its rights to drill additional Option Wells under this Agreement. However, if Burlington has a pending or approved Application for Permit to Drill and Burlington sends a written notice that it does not elect to drill the well, or if no written notice is timely received by Participants, then, upon written request by Participants, Burlington will assign such permit along with a Designation of Agent, to Participants.


        Burlington's right and option to commence additional Option Wells shall conclusively terminate on December 31, 2008, or when the maximum number of sections provided by the last paragraph of this Article 4 have been drilled, whichever shall first occur. Burlington and Participants understand and agree that Participants do not own all of the acreage within the CD Unit. From time to time Burlington may elect to drill a well on lands not owned by Participants. To the extent that any such well satisfies a commencement date required by the CD Unit Agreement or Plan of Development then in effect for the CD Unit, Burlington shall maintain its right and option to drill Option Wells under this agreement. Burlington will pay 100% of all drilling, completing and equipping (or plugging and reclamation) costs incurred in connection with each Option Well drilled by Burlington hereunder.


         All Option Wells must be drilled in a Checkerboard Configuration, so that if the first Option Well is drilled in an even-numbered governmental section, every Option Well must be drilled in an even-numbered governmental section, or if the first Option Well is drilled in an odd-numbered section, then every Option Well must be drilled in an odd-numbered section. By drilling such Option Wells Burlington shall earn an assignment of a Lease or Interest from Participants as hereinafter provided. Burlington may earn a Lease or Interest from Participants under this Agreement up to an aggregate total of 20 sections. However, Burlington may never earn Leases or Interests under this Agreement covering more than one-half of the total sections owned by Participants in the CD Unit as of the date of this Agreement.

         It is understood, and Participants agree Burlington may, at its option, drill any Option Well deeper than the Lance Formation.


5.      INTERESTS EARNED BY BURLINGTON


        When Burlington drills to its Objective Depth and completes either the Second Unit Obligation Well or an Option Well in a section where it has not previously earned a Lease or Interest, whether as a producer or as a dry hole, the Participants will assign to Burlington 100% of their working interest and operating rights below the Base of the Fort Union Formation in all Leases covering the section in which such well was drilled, but only to the extent that such Leases cover lands in that section. The Participants will always reserve and retain depths from the surface to the Base of the Fort Union Formation. Burlington will earn from the Base of the Fort Union to 100 feet below depth drilled.

        Assignments of working interest and operating rights in federal and state leases will be made on the appropriate governmental forms. Assignments of fee leases will be made on the form attached hereto on Exhibit "C" attached hereto and made a part hereof. All assignments made to Burlington shall deliver to Burlington an 80% net revenue interest, subject to proportionate reduction. If the net revenue interest in a Lease or Interest at the date of an assignment is greater than 80%, then the assigning Participants may reserve to themselves an overriding royalty equal to the difference between 20% and existing burdens, so that the delivered net revenue shall be exactly 80%.

6.      UNIT FORMATION AND RENTAL REIMBURSEMENT

        6.1 Unit Formation Reimbursements. Burlington shall reimburse Shama Zoe 50% of the total amount invoiced by UnitSource Incorporated for its services and expenses in connection with the formation and approval of the CD Unit. Shama Zoe shall provide photocopies of all of the applicable invoices to Burlington, and Burlington shall remit its 50% reimbursement within 30 days after its receipt of these invoices.

        6.2 Lease Rental Reimbursements. During the period that Burlington has the right to drill Option Wells under this Agreement, Burlington agrees to pay 50% of the delay rentals paid in connection with the Leases. Shama Zoe will invoice Burlington as rentals for such Leases become due and Burlington will pay such invoice within 30 days after its receipt of each such invoice.

7.       AREA OF MUTUAL INTEREST

        7.1 Mutual Interest. Participants and Burlington hereby constitute and designate an Area of Mutual Interest consisting of all the lands covered by the CD Unit Agreement. Such AMI shall be for a term of five (5) years. Burlington is hereby designated as Operator of the AMI. Burlington agrees to bear 50% and Participants agree to bear 50% of all costs in connection with any lease acquisition program conducted by or on behalf of Burlington and/or Participants within the AMI, including, but not limited to, lease brokerage and acquisition costs and all related expenses, such as attorneys' fees for title examination and title curative matters relating to said lease acquisition.


        In the event Burlington should acquire any AMI Acreage covering land within the AMI, Burlington shall promptly notify Participants in writing of the acquisition of such AMI Acreage. The notice shall set forth (a) the description of the Lease or Interest acquired, and (b) the pertinent terms of such acquisition, including copies of leases, assignments, title data and any other agreement relating to the acquisition of the interests and the rights and obligations associated therewith. Participants shall have the option to acquire 50% of the AMI Acreage acquired by Burlington in any such Lease or Interest, proportionately reduced to the Lease or Interest acquired, by paying their 50% share of the bonus costs associated with the acquisition of the AMI Acreage acquired. Participants shall have a period of thirty (30) days from receipt of such notice to exercise such option by giving Burlington notice in writing. Failure by Participants to respond within the above-specified 30-day period shall be deemed an election by Participants not to acquire their proportionate part of the AMI Acreage described in the said notice. Should Participants elect to acquire its interest, such AMI Acreage shall be assigned free of any Subsequently Created Burdens or any reservations or exceptions in excess of the Lease Burdens provided for in the Lease or burdening such Interest on the date such were acquired by Burlington. Assignments of working interest and operating rights in federal and state leases will be made on the appropriate government forms while assignments of fee leases will be made on the form attached hereto as Exhibit "C". It is agreed that if Participants elect to acquire an interest in any AMI Acreage so acquired by Burlington under this paragraph, said AMI Acreage will be owned 50% by Burlington and 50% by Participants. Participants shall pay, within thirty (30) days from receipt of an invoice, 50% of the bonus monies paid for the acquisition of the AMI Acreage.

        In the event Participants should acquire any AMI Acreage covering land with in the AMI, Participants shall promptly notify Burlington in writing of the acquisition of such AMI Acreage. The notice shall set forth (a) the description of the Lease or Interest acquired, and (b) the pertinent terms of such acquisition, including copies of leases, assignments, title data and any other agreement relating to the acquisition of the interests and the rights and obligations associated therewith. Burlington shall have the option to acquire 50% of the AMI Acreage acquired by Participants in any such Lease or Interest, proportionately reduced to the Lease or Interest acquired, by paying their 50% share of the bonus costs associated with the acquisition of the AMI Acreage acquired. Burlington shall have a period of thirty (30) days from receipt of such notice to exercise such option by giving Participants notice in writing. Failure by Burlington to respond within the above-specified 30-day period shall be deemed an election by Burlington not to acquire their proportionate part of the AMI Acreage described in the said notice. Should Burlington elect to acquire its interest, such AMI Acreage shall be assigned free of any Subsequently Created Burdens or any reservations or exceptions in excess of the Lease Burdens provided for in the Lease or burdening such Interest on the date such were acquired by Participants. Assignments of working interest and operating rights in federal and state leases will be made on the appropriate government forms while assignments of fee leases will be made on the form attached hereto as Exhibit "C". It is agreed that if Burlington elects to acquire an interest in any AMI Acreage so acquired by Participants under this paragraph, said AMI Acreage will be owned 50% by Burlington and 50% by Participants. Burlington shall pay, within thirty (30) days from receipt of an invoice, 50% of the bonus monies paid for the acquisition of the AMI Acreage.

        If Burlington and Participants both elect to participate in the acquisition of AMI Acreage the Operating Agreement, attached hereto as Exhibit "F", shall become effective to govern all operations conducted by the parties on such AMI Acreage.


        If any AMI Acreage is acquired through a farmout agreement, exploration agreement or any other agreement that requires a well to be drilled in order to earn a Lease or Interest in the particular AMI Acreage, then any party who elects not to participate in the first well drilled under such agreement will forfeit any and all rights to earn any AMI Acreage acquired under such farmout or exploration agreement.

8.      MISCELLANEOUS PROVISIONS


        8.1 Assignability. Due to the unique nature of the relationship between the Participants and Burlington, the rights of Burlington hereunder shall not be assigned, subleased, farmed out, or otherwise transferred or conveyed without the Participants' prior written consent, and any attempt to assign rights hereunder without the Participants' prior written consent shall cause this Agreement to terminate as to the interests and land attempted to be assigned. Should consent for any one assignment be granted, it shall not be considered consent to any further or additional assignments. A party shall not be relieved from any liability or responsibility under this Agreement in the event of an assignment, in whole or in part, and the obligations of this Agreement shall not only be those of party assigning an interest hereunder, but shall be the joint and several obligations of each and every assignee of any interest herein or any land covered hereby. To be effective, a copy of an approved assignment, sublease, farmout or other transfer of rights under this Agreement shall be furnished to the Participants within 30 days from the date thereof. With the exception of assignments affecting oil and gas leases granted pursuant hereto, other assignments, subleases, farmouts or transfers of rights under this Agreement shall not be recorded, unless authorized in writing by the Participants. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives. The assignee/lessee under any lease or assignment delivered hereunder shall be solely responsible for recording of any leases, assignments or other documents conveyed under this Agreement. This section does not apply to Leases or Interests earned by Burlington under this Agreement.


        8.2 Compliance with Environmental Laws. The operator of any well subject to this Agreement agrees to cause all of its employees, agents, contractors and any other persons occupying or present on the premises to comply with all applicable Environmental Laws. The operator of any well subject to this Agreement agrees to use every reasonable means to ensure that no Release of Hazardous Material of any kind whatsoever shall occur as a result of the operations contemplated hereby. The operator of any well subject to this Agreement, agrees not to allow, or cause the release of any Hazardous Material on, into or from the Unit Area that could result in (1) the violation of any Environmental Law or in the creation of any Environmental Claim, including without limitation, notification, or remediation, under any Environmental Law or
(2) a diminution in value of the property. The operator of any well subject to this Agreement, further agrees not to handle, use or otherwise manage and to cause its employees, agents, contractors, and any other person occupying or present on the premises not to manage any Hazardous Material in violation of any Environmental Law and to conduct operations hereunder so as to prevent the Release or threat of Release of any Hazardous Material on, to, or from the Unitized Area which could result in an Environmental Claim.

         8.3 Exhibits. This Agreement, including the Exhibits attached hereto, constitutes the entire understanding and agreement with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to the subject matter. This Agreement may not be modified or amended except by written instrument duly executed by the Participants and Burlington and which explicitly states that it is a subsequent amendment of this Agreement. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions.

         8.4 Further Assurances. After execution of this Agreement, each of the parties agrees to execute, acknowledge and deliver to the other party such further instruments and take such other action as may be reasonably requested in order to more effectively assure that all of the respective properties, rights, titles, interests, estates and privileges intended to be covered or assigned, delivered or inuring to the benefit of such party hereunder are delivered.

     8.5 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of Wyoming.

     8.6     Insurance.  In all operations conducted by the operator of any well
                   ----------

 hereunder, including without limitation conducting geophysical exploration and drilling wells, the operator agrees to carry insurance as specified by the Insurance Requirements reflected in Exhibit "D" attached hereto.


        8.7 Notices. Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given and received when actually delivered to the address set forth below the party to be notified addressed as follows:

        If to SHAMA ZOE:

        Shama Zoe Limited Partnership
        7128 South Poplar Lane
        Englewood, CO 80112
        Telephone: 303-771-1101
        Fax:  303-771-1134


        If to PANNONIAN:

        Pannonian Energy, Inc.
        Attention:  Howard Sharpe or Mike Decker
        14 Inverness Drive East, Suite H-236
        Englewood, CO 80112
        Telephone:  (303) 713-0054
        Fax:  (303) 483-0011

        If to BURLINGTON:

        BURLINGTON RESOURCES
        OIL & GAS COMPANY, LP
        Attention:  James B. (Trey) Shepherd, III
        P. O. Box 51810
        Midland, TX 79710
        Telephone:  (915) 688-6929
        Fax:  (915) 688-6010

        Any party may by written notice so delivered to the other, change the address to which the delivery shall thereafter be made.

        8.8 Plugging Wells. The operator of any well shall properly plug all wells drilled by it on the Unitized Area and either not capable of or no longer capable of producing oil or gas in as a Commercial Producer. The operator shall restore the surface of the land around any plugged well as might be required under any applicable lease or recorded agreement. The operator of any well shall comply with all statutory requirements and governmental rules and regulations in effect at the time of the plugging of any well and agrees to fully defend, protect, indemnify and hold the other party harmless from and against each and every claim, demand or cause of action and expense or liability arising from the operator's failure to plug or properly plug any well or restore the surface.


        8.9 Standard of Performance. The operator of any well shall perform all work under this Agreement with reasonable diligence, prudence and in a workmanlike manner, as would a reasonable prudent operator under the same or similar circumstances.

        8.10 Substitute Wells. If any well drilled under the terms of this Agreement fails to reach its objective depth, either because of mechanical difficulties or because the well encounters excessive water flow, loss of circulation, excessive pressures, cavities, salt or salt dome material, heaving shale or other practicably impenetrable conditions which would, in the opinion of a prudent operator, render further drilling impracticable, then the operator of such well may at its election commence actual drilling of a substitute well at approximately the same location with the same objective depth within 30 days after abandonment of the well being replaced and thereupon the substitute well should be considered and treated for all purposes as though it were the well for which it is a substitute.

        8.11 Time is of the Essence. Time is of the essence in the performance of all provisions of this Agreement.
               ----------------------

        8.12 Warranty. This Agreement is made without express or implied warranty of any kind. The Participants make no representations or warranties regarding the quantity, boundaries or availability of the lands in the CD Unit, the Participants' ownership of the said lands, or the Participants' rights of ingress or egress to said land from or across adjacent or adjoining lands; and Burlington hereby denies any such representation and warranties, releases the Participants from any claim for such, and accepts the Participants' acreage subject to this Agreement with all defects and encumbrances.

         8.13 Well Access and Information. The operator of any well shall allow the other party and their representatives full access to all wells drilled on the Unitized Area, including access to the records thereof and to the derrick floor at their sole risk and expense, and the other party shall be provided, within 10 business days, with samples or copies of all cores, cuttings, logs, drilling data, testing and completing data, and all information obtained by the operator pertaining to any well drilled hereunder, and all other well information reports and data of the nature and within the terms specified on the Well Data Requirements Schedule attached hereto as Exhibits "E". However, it is hereby agreed by all parties hereto that if Shama Zoe enters into a confidentiality agreement with Gilman Hill and his associates for testing all or any portion of his proprietary technology on either (a) the proprietary "FAST" drilling system or (b) the proprietary "TALL FRAC" well stimulation/completion system or any proprietary derivatives therefrom on any well operated by Shama Zoe and subject to this agreement, then Shama Zoe will not be required to permit access to such test well or to disclose to any parties hereto any confidential proprietary information derived from such test well or to the proprietary technology applied thereto.

         8.14 Indemnification. BURLINGTON AGREES TO RELEASE, INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS PARTICPANTS AND THEIR PARENTS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES, CONTRACTORS AND SUBCONTRACTORS AT ANY TIER FROM AND AGAINST ANY AND ALL CLAIMS OR CAUSES OF ACTION, INCLUDING COSTS AND ATTORNEYS' FEES BROUGHT OR ASSERTED BY BURLINGTON OR ITS EMPLOYEES OR REPRESENTATIVES ON ACCOUNT OF PERSONAL INJURIES, DEATH OR DAMAGE TO PROPERTY SUSTAINED BY ANY SUCH PERSONS OR ENTITY IN ANY WAY OCCURRING, INCIDENT TO, ARISING OUT OF OR IN CONNECTION WITH SUCH PERSON'S OR ENTITIES' PRESENCE ON A PARTICIPANTS' LOCATION OR DERRICK FLOOR, WHETHER OR NOT CAUSED BY THE JOINT AND/OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF THE INDEMNITEES UNLESS SUCH INJURY, DEATH, OR DAMAGE IS THE RESULT OF PARTICIPANTS', ITS CONTRACTOR'S OR SUBCONTRACTOR'S SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

PARTICIPANTS AGREE TO RELEASE, INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS BURLINGTON AND ITS PARENTS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES, CONTRACTORS AND SUBCONTRACTORS AT ANY TIER FROM AND AGAINST ANY AND ALL CLAIMS OR CAUSES OF ACTION, INCLUDING COSTS AND ATTORNEYS' FEES BROUGHT OR ASSERTED BY PARTICIPANTS OR ITS EMPLOYEES OR REPRESENTATIVES ON ACCOUNT OF PERSONAL INJURIES, DEATH OR DAMAGE TO PROPERTY SUSTAINED BY ANY SUCH PERSONS OR ENTITY IN ANY WAY OCCURRING, INCIDENT TO, ARISING OUT OF OR IN CONNECTION WITH SUCH PERSON'S OR ENTITIES' PRESENCE ON A BURLINGTON LOCATION OR DERRICK FLOOR, WHETHER OR NOT CAUSED BY THE JOINT AND/OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF THE INDEMNITEES UNLESS SUCH INJURY, DEATH, OR DAMAGE IS THE RESULT OF BURLINGTON, ITS CONTRACTOR'S OR SUBCONTRACTOR'S SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

         8.15 Applicability to Successors, Assigns and Affiliates. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and likewise shall be binding upon any affiliated corporations, partnerships, or other business entities of whatever form.

         8.16 Force Majeure. In the event either party to this Agreement is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, it is agreed that, upon such party giving written notice and reasonably full particulars of such conditions constituting force majeure to the other party hereto within a reasonable time after the occurrence, then the obligation of the party giving such notice, so far as affected by force majeure, shall be suspended during continuance of any inability so caused, but no longer. The cause of the force majeure, so far as possible, shall be remedied with all reasonable dispatch. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labor difficulty by the party involved, contrary to its wishes; how all difficulties shall be handled shall be entirely within the discretion of the party concerned. The term "force majeure", as employed herein, shall mean acts of God, strikes, lockouts or other industrial disturbance, act of the public enemy, wars, riots, epidemics, lightning, earthquakes, fires, floods or direct injunction, prohibition or interruption by acts, order, regulations or requirements of governmental authority.


        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SHAMA ZOE LIMITED PARTNERSHIP

By:______________________________

Name:___________________________

Title:____________________________

Tax ID No:_______________________

PANNONIAN ENERGY, INC.

By:______________________________

Name:___________________________

Title:____________________________

Tax ID No:_______________________


BURLINGTON RESOURCES OIL & GAS COMPANY LP
By BROG GP INC., IT'S SOLE GENERAL PARTNER


By:______________________________

Name:___________________________

Title:____________________________

Tax ID No:_______________________

                                                              EXHIBIT "B"

      ATTACHED                                             TO THAT CERTAIN
                                                           EXPLORATION AGREEMENT
                                                           DATED AUGUST 15, 2001
                                                           BY AND BETWEEN
                                                           PARTICIPANTS, AND
                                                           BURLINGTON RESOURCES
                                                           OIL AND GAS INC.
                            SUBLETTE COUNTY, WYOMING
                        DATA LICENSE TERMS AND CONDITIONS


1. BURLINGTON RESOURCES OIL & GAS COMPANY ("Licensor") represents and warrants that it owns and has the right and authority to deliver the Data (a description of each seismic line to be included here) (hereinafter "Data") under the terms of this Agreement. LICENSOR DOES NOT MAKE ANY GUARANTEE AS TO THE ACCURACY OF THE DATA AND DISCLAIMS ALL IMPLIED WARRANTIES INCLUDING FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY. SHAMA ZOE LIMITED PARTNERSHIP AND PANNONIAN ENERGY, INC. (collectively, together with their successors and assigns, the "Licensee") WILL HAVE SOLE RESPONSBILITY FOR ANY ACTIONS TAKEN BY IT, OR BY OTHERS RELYING ON ITS ADVICE, BASED ON THE DATA LICENSED UNDER THIS AGREEMENT.



2. LICENSOR shall continue to own the Data as well as any copyright, trade secret or any other intellectual property related to the Data and shall have the exclusive right to sell, trade, loan, copy, disclose, distribute, transfer or otherwise make available Data; provided that LICENSEE may make copies of the Data and any derivative works for its own internal use.

3. LICENSEE agrees that the Data received subject to this Agreement, including any copies and any derivative works, and the Data in reprocessed form (but not including any analysis or interpretation), shall be maintained as confidential, shall be for its own internal use only and that the Data shall not be disclosed, sold, traded distributed, transferred, disposed of or otherwise made available to other parties except under the following conditions:

     a. LICENSEE may provide the Data to a consultant for the preparation of an analysis or interpretation or for reprocessing for LICENSEE, provided such consultant is not allowed to retain a copy of the Data and agrees to treat the Data as confidential;

     b. LICENSEE may show, but may not provide copies of, the Data to an affiliate of LICENSEE; provided that said affiliates agree to hold all such Data in confidence;

     c. Such Data may be shown to, and copies thereof provided to, agencies of federal and state governments having jurisdiction to the extent required by applicable law or regulation provided that LICENSEE shall promptly advise LICENSOR, in writing, of full details of each request, demand, order, etc. for the Data, to whom disclosure is to be made, and the law or regulation requiring disclosure and shall take all actions, and assist in taking actions, as permitted by applicable laws and regulations to object to such disclosures and to require the confidential treatment of the Data which must be disclosed.

     d. LICENSEE may show the Data in LICENSEE's offices to third parties when endeavoring to make a bona fide contract with a third party relating to specific drilling operations, but in no case shall third parties be allowed to copy the data, to have it in their possession outside of LICENSEE's offices, or to further disclose such information to others.

         LICENSOR                                    LICENSEE

         BURLINGTON RESOURCES                     SHAMA ZOE LIMITED PARTNERSHIP
         OIL & GAS COMPANY


         --------------------------           ----------------------------------
         S. Keith Frank                                       (Signature)
         Attorney-in-Fact

         Date:______________________          Date:_____________________________


                                                          PANNONIAN ENERGY, INC.


                                               ---------------------------------
                                                                    (Signature)

                                              Date:_____________________________

                                                              EXHIBIT "C"

       ATTACHED                                            TO THAT CERTAIN
                                                           EXPLORATION AGREEMENT
                                                           DATED AUGUST 15, 2001
                                                           BY AND BETWEEN
                                                           PARTICPANTS, AND
                                                           BURLINGTON RESOURCES
                                                           OIL AND GAS INC.
                            SUBLETTE COUNTY, WYOMING


                                   ASSIGNMENT


STATE OF WYOMINGss.
                                  ss.       KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF SUBLETTE       ss.

         WHEREAS, _____________________, whose mailing address is _____________, is the present owner of an interest in those certain Oil, Gas and Mineral Leases described in Exhibit "A" attached hereto and made a part hereof,


        NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ____________________, as Assignor, does hereby transfer, assign and convey, without warranty of title, express or implied, unto BURLINGTON RESOURCES OIL & GAS COMPANY, INC. whose mailing address is P. O. Box 51810, Midland, Texas 79710, its successors and assigns, as Assignee, an undivided 100% of Assignor's right, title and interest in and to the Oil, Gas and Mineral Leases described in Exhibit "A" hereof, insofar, but only insofar, as these leases cover depths from the base of the Fort Union formation (defined as the stratigraphic equivalent of 7,173 feet as identified on the Gamma Ray, Spontaneous Potential (SP) and the Resistivity curves for the Ultra Resources Cottonwood Federal #32-33 well located in the SW/4 NE/4 of Section 33, Township 32 North, Range 111 West, Sublette County, Wyoming) to 100 feet below the total depth drilled in the [insert name and location of the earning well]. All other depths covered by the leases are excepted from this Assignment and retained by Assignor.

                 Assignor is delivering an eighty (80%) net revenue interest (calculated on the basis of a 100% leasehold interest) on all leases assigned hereunder and Assignor is reserving, for itself, its successors and assigns, an overriding royalty equal to the difference between existing burdens and 20%, subject to proportionate reduction if the leases cover less than the entire fee mineral interest or if the interest being assigned is less than a 100% leasehold interest in the depths which are being assigned.

         This Assignment is executed and effective this ____ day of ____________ , 20--.



                                    ASSIGNOR:


                                    By:______________________________


                                    Title:____________________________

STATE OF WYOMING         ss.
                                          ss.
COUNTY OF SUBLETTE                ss.

         The foregoing instrument was executed before me this ____ day of___________, 2000, by __________________________, as
________________________________ of ___________________________________, on
behalf of said corporation.
                                              ----------------------------------
                                     Notary Public in and for the State of _____

                                             Print Name:________________________
My Commission Expires:

---------------------

                                                              EXHIBIT "D"

ATTACHED TO THAT CERTAIN EXPLORATION AGREEMENT DATED AUGUST 15, 2001 BY AND BETWEEN PARTICIPANTS, ET. AL., AND BURLINGTON RESOURCES OIL AND GAS INC. SUBLETTE COUNTY, WYOMING


                              INSURANCE PROVISIONS


1. At all times during the conduct of operations hereunder, Operator shall maintain in force the following minimum limits of insurance at the expense of and for the benefit of the joint account:

     A. Workers' Compensation Insurance in accordance with the laws of the states in which operations are conducted under this Agreement.

     B. Employers' Liability Insurance with a limit of $500,000.00 per occurrence.

     C.   Automobile  Liability  Insurance  covering owned,  non-owned and hired
          automobiles  with  a  combined  single  limit  of  $1,000,000.00   per
          occurrence.

2. Operator may self insure for the above insurance coverages, and, in such event, Operator shall charge the joint account with an amount that shall not exceed the amount of premium that would be charged at the effective manual rate (NCCI or similar). Charges for auto liability shall be included in the equipment charges.

3. No other insurance shall be carried by Operator for the benefit of the joint account.

4. Any party may, at its own expense, acquire such other insurance as it deems necessary to protect itself against any claims, losses, damages or destruction arising out of operations of the joint property. In lieu of obtaining an insurance policy, a party may elect to self insure.

5.   In the event of a loss not covered by the insurance  provided for in Number
     1. above, such loss shall be charged to the joint account and be borne by the parties in proportion to their respective interest in the joint property.

6. Operator shall require all contractors and subcontractors working or performing services hereunder to carry workers' compensation, employers' liability, auto liability and general liability and such other insurance as Operator deems necessary.

                                   EXHIBIT "E"

     ATTACHED                                             TO THAT CERTAIN
                                                          EXPLORATION AGREEMENT
                                                          DATED AUGUST 15, 2001
                                                          BY AND BETWEEN
                                                          PARTICIPANTS, AND
                                                          BURLINGTON RESOURCES
                                                          OIL AND GAS INC.
                            SUBLETTE COUNTY, WYOMING

                            INFORMATION REQUIREMENTS
                            FOR PANNONIAN ENERGY INC.


NO OF
COPIES                                        REQUIRED/REQUESTED INFORMATION

2 Drilling Application/Permit, Location Plat with Eleva- tion, Completion Report, Abandonment Report, FERC Fil- ings, Federal MMS Filings and all other regulatory reports


1    Drilling and Casing Program; Completion Procedure (when applicable)


1    Daily Mud Logs - Telecopy daily to 303-483-0011

2 DST Reports/Charts, DST Fluid and Gas Sample Analysis, Sample Descriptions, Core Descriptions and Analyses, Final Copy of Mud Log

Casing Approval or P&A Approval (as required by Con- tracts)



2    Field & Wireline Logs, to include all interpretation logs

2 Final
w/1 Film

1    9 Track LIS Customer Digital Well Tape


1 Geological Correspondence and information, including Paleo Samples upon request, Slabbed Section of Cored Interval, (if applicable) and dry set of cuttings


1    Land Correspondence, Operating Agreements

1 Monthly Production Reports (including gas, oil, and water with producing days and FTP), Pressure Surveys (Bottomhole and Surface), Annual Back Pressure De- liverability Tests, Gas and Water Analyses

                 DAILY DRILLING, MUDLOGS AND COMPLETION REPORTS

                    Fax daily before 11 a.m. (303-483-0011).


                              48 HOUR NOTIFICATION

Log Runs, Tests, Changes in Evaluation Programs, and First Mud Log Show. ( Notify Designated Geologist or, if unavailable, one of the individuals listed below:)

********************************************************************************
                              Pannonian Energy Inc.
                             14 Inverness Drive East
                                   Suite H-236
                               Englewood, CO 80112
                             Telephone: 303-483-0044


                                Office Phone     Residence Phone

Mark Erickson                     303-713-0047     303-881-5444
Robin Dean                        303-713-0031     303-377-8594
Mike Decker                  Cell 303-204-3880     303-713-0042

                                   EXHIBIT "E"

     ATTACHED                                             TO THAT CERTAIN
                                                          EXPLORATION AGREEMENT
                                                          DATED AUGUST 15, 2001
                                                          BY AND BETWEEN
                                                          PARTICIPANTS, AND
                                                          BURLINGTON RESOURCES
                                                          OIL AND GAS INC.
                            SUBLETTE COUNTY, WYOMING


                            INFORMATION REQUIREMENTS
                          FOR SHAMA ZOE LTD PARTNERSHIP

NO OF
COPIES                                        REQUIRED/REQUESTED INFORMATION

2 Drilling Application/Permit, Location Plat with Eleva- tion, Completion Report, Abandonment Report, FERC Fil- ings, Federal MMS Filings and all other regulatory reports

1    Drilling & Casing Prog; Completion Procedure (when applicable)


1    Daily Mud Logs - Telecopy daily to 303-771-1134

2 DST Reports/Charts, DST Fluid and Gas Sample Analysis, Sample Descriptions, Core Descriptions and Analyses, Final Copy of Mud Log

Casing Approval or P&A Approval (as required by Con- tracts)


2 Field &                                    Wireline Logs
2 Final
w/1 Film

1    9 Track LIS Customer Digital Well Tape

1 Geological Correspondence and information, including Paleo Samples upon request, Slabbed Section of Cored Interval, (if applicable)

1    Land Correspondence, Operating Agreements .

1 Monthly Production Reports (including gas, oil, and water with producing days and FTP), Pressure Surveys (Bottomhole and Surface), Annual Back Pressure Deliverability Tests, Gas and Water Analyses

                 DAILY DRILLING, MUDLOGS AND COMPLETION REPORTS

Fax  daily before 11 a.m. (303-771-1134).


                              48 HOUR NOTIFICATION

Log Runs, Tests, Changes in Evaluation Programs, and First Mud Log Show. ( Notify Designated Geologist or, if unavailable, one of the individuals listed below:)

********************************************************************************
                           Shama Zoe Ltd Partnership.
                             7128 South Poplar Lane
                               Englewood, CO 80112
                             Telephone: 303-771-1101


                              Office Phone     Residence Phone
Gilman A. Hill                303-771-1101     303-773-3303

                                   EXHIBIT "E"

     ATTACHED                                             TO THAT CERTAIN
                                                          EXPLORATION AGREEMENT
                                                          DATED AUGUST 15, 2001
                                                          BY AND BETWEEN
                                                          PARTICIPANTS, AND
                                                          BURLINGTON RESOURCES
                                                          OIL AND GAS INC.
                            SUBLETTE COUNTY, WYOMING


                            INFORMATION REQUIREMENTS
                                 FOR BURLINGTON


NO OF
COPIES                                        REQUIRED/REQUESTED INFORMATION

2 Drilling Application/Permit, Location Plat with Eleva- tion, Completion Report, Abandonment Report, FERC Fil- ings, Federal MMS Filings and all other regulatory reports

1    Casing Program; Completion Procedure (when applicable)


1    Daily Mud Logs - Telecopy daily to 915-688-6010

2 DST Reports/Charts, DST Fluid and Gas Sample Analysis, Sample Descriptions, Core Descriptions and Analyses, Final Copy of Mud Log

Casing Approval or P&A Approval (as required by Con- tracts)


2    Field & Wireline Logs 2 Final w/1 Film

1    9 Track LIS Customer Digital Well Tape

1 Geological Correspondence and information, including Paleo Samples upon request, Slabbed Section of Cored Interval, (if applicable)

1    Land Correspondence, Operating Agreements .

1 Monthly Production Reports (including gas, oil, and water with producing days and FTP), Pressure Surveys (Bottomhole and Surface), Annual Back Pressure Deliverability Tests, Gas and Water Analyses

                 DAILY DRILLING, MUDLOGS AND COMPLETION REPORTS

                    Fax daily before 11 a.m. (915-688-6010).


                              48 HOUR NOTIFICATION

Log Runs, Tests, Changes in Evaluation Programs, and First Mud Log Show. ( Notify Designated Geologist or, if unavailable, one of the individuals listed below:)

********************************************************************************
                     BURLINGTON RESOURCES OIL & GAS COMPANY
                                 P. O. Box 51810
                                Midland, TX 79710
                             Telephone: 915/688-6800


                                Office Phone     Residence Phone
Ward Whiteman                    915/688-9063     915/697-7799
Ken Beattie                      915/688-9107     915/699-2381
Trey Shepherd                    915/688-6929     915/697-2504